Exhibit 99.1

AEGION REPORTS 2015 SECOND QUARTER FINANCIAL RESULTS

•
Non-GAAP second quarter 2015 diluted earnings per share from continuing operations, excluding restructuring and acquisition-related expenses, were $0.35 compared to $0.34 in the second quarter of 2014. On a GAAP basis, second quarter 2015 earnings per diluted share from continuing operations were $0.24 compared to $0.33 in the second quarter of 2014.

•	Consolidated cash and cash equivalents at June 30, 2015 were $173.1 million, a $37.1 million increase from March 31, 2015.

•	Second quarter 2015 pre-tax benefits from the October 2014 restructuring were approximately $2.5 million, or $0.05 per diluted share, in line with expectations.

•
Strengthening of the United States dollar against various international currencies negatively impacted second quarter 2015 revenues by $10.6 million and operating income results by $0.8 million (pre-tax), or $0.02 per diluted share, compared to the second quarter of 2014.

•
Consolidated contract backlog at June 30, 2015 was $760.3 million, a decline of 8.3 percent from June 30, 2014. Excluding contract backlog from the exit of several international contracting markets and a large Corrosion Protection contract canceled in the third quarter of 2014, consolidated contract backlog at June 30, 2015 was $756.9 million, a decline of 3.4 percent from June 30, 2014.

St. Louis, MO - July 29, 2015 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported GAAP earnings from continuing operations of $8.7 million, or $0.24 per diluted share, compared to $12.8 million, or $0.33 per diluted share, in the second quarter of 2014. On a non-GAAP basis, earnings from continuing operations, excluding restructuring and acquisition-related expenses, were $13.1 million, or $0.35 per diluted share, compared to $13.1 million, or $0.34 per diluted share, in the prior year quarter.

For the first six months of 2015, reported GAAP earnings from continuing operations were $10.0 million, or $0.27 per diluted share, compared to $17.3 million, or $0.45 per diluted share, in the prior year period. On a non-GAAP basis, earnings from continuing operations for the first six months of 2015, excluding restructuring and acquisition-related expenses, were $17.9 million, or $0.48 per diluted share, compared to $17.9 million, or $0.47 per diluted share, for the first six months of 2014.

Charles R. Gordon, Aegion’s President and Chief Executive Officer, commented, “Our second quarter 2015 financial results demonstrate Aegion’s diversified businesses can generate strong results even when our upstream energy business is under pressure this year from lower oil prices. Infrastructure Solutions and the downstream portion of Energy Services delivered strong results in the quarter. Our financial position remains healthy, with strong first half operating cash flow, and near record cash balances at the end of June. We estimate the negative impact on second quarter earnings from certain of our businesses with the most exposure to the upstream energy sector, was approximately $0.09 per diluted share, as compared to the prior year.

Our 2014 restructuring efforts remain on track to be substantially complete by the end of the third quarter of 2015 with approximately $2 million remaining in trailing cash costs. We recognized $0.17 per diluted share of savings from the start of the initiative through June 30, 2015. We remain on track to recognize annualized savings of approximately $11 million, or $0.20 per diluted share, at the high-end of our original expectation.

It is becoming more apparent that the low price range for oil and gas may continue for some time. As a result, we are evaluating how we may adapt our upstream technologies and services to better meet this evolving new reality.
Looking at the balance of the year, which is the seasonally strongest for a majority of our businesses, we expect the areas of strength that carried us in the first half of the year will do so again in the second half. Infrastructure Solutions is on track for record revenues and profits in 2015 from strong execution and backlog, which is at an historic high level because of favorable end markets. We also are benefiting from robust activity in Energy Services’ downstream refining market due to an increase in refinery maintenance billable hours and the scheduled execution of previously delayed turnaround projects. There were positive developments in the last 90 days for Corrosion Protection’s midstream market, including the award of several large projects. In particular, Corrpro’s orders have increased significantly, which is a positive indicator for an expected strong second half of the year. For the full year, we believe the positive factors driving performance in 2015 can largely offset the financial impact from the challenges in the upstream energy market.”

2015 Outlook

Infrastructure Solutions
The Infrastructure Solutions platform is benefiting from increased expenditures for municipal wastewater pipeline rehabilitation in the United States, revenue and profit growth from Fyfe/Fibrwrap, the 2014 restructuring and realignment of the international segment and improved project execution across the platform. Backlog at June 30, 2015 was $362.9 million, a slight decrease over the prior year period, including the negative effect of currency translation. However, excluding backlog for the restructured international markets where Insituform is exiting contract installation operations, backlog increased 1.9 percent compared to June 30, 2014. Municipal expenditures for wastewater pipeline rehabilitation remain at attractive levels led by improved financial health and several large EPA consent decree enforcement actions in the United States. Contract backlog for Insituform North America was at a record level with solid orders during the second quarter. Opportunities in the North American fiber-reinforced polymer market remain favorable, reinforcing the outlook for growth in Fyfe/Fibrwrap for 2015. Restructuring efforts in the six affected international markets continue to proceed ahead of plan and position the Europe and Asia-Pacific operations for significant profit growth in 2015. Long-term product supply agreements have been secured in France, Switzerland, Hong Kong and Singapore. While Infrastructure Solutions expects only modest revenue growth, taking into account the revenue decline due to exiting several international markets, operating income is expected to be at a record level in 2015 due to gross margin expansion, both domestically and internationally.

Corrosion Protection
While the mix of revenues and profits for Corrosion Protection favor the midstream segment, the expected reduction in capital and maintenance spending within the upstream market has had a significant impact on platform financial results, which will likely continue in the second half of 2015. Backlog at June 30, 2015, which was $173.4 million, represented a 19.5 percent decline compared to June 30, 2014. Excluding the third quarter 2014 cancellation of a $34.0 million onshore pipe coating project in the United States, June 30, 2015 backlog declined 4.7 percent compared to June 30, 2014, which includes the negative effect of currency translation. Pipe orders for the upcoming Canadian construction season were down significantly indicating a sharp contraction in the upstream market after record activity in the 2014/2015 construction season. Market conditions for the upstream pipe linings business remain under pressure as customers reduce expenditures and competition has intensified for available projects. The North American midstream market remains favorable as new orders for the cathodic protection business increased sharply in June and July. Corrosion Protection backlog includes $32.0 million of recently announced new awards for midstream pipe coating projects in the United States Gulf Coast and the Caspian Sea region, although the timing for project activity in the Middle East remains a concern due to the impact from lower oil prices. Not included in reported June 30, 2015 backlog is a large midstream Canadian project, signed in July 2015, valued at over $10.0 million for alternating electrical current pipe corrosion mitigation. The reported backlog and recent awards in the midstream market support a favorable outlook for the seasonally strong second half of the year. While 2015 should end with a modest increase in revenues for Corrosion Protection, a contraction in gross margins will likely result in lower operating income compared to what was achieved in 2014.

Energy Services
The West Coast downstream refining market continues to be largely unaffected by the decline in oil prices as demand remains high for refined petroleum products. This market represents approximately 60 percent of Energy Services’ revenues, mostly for recurring time and material maintenance activities, and the outlook for the second half of the year remains favorable. However, the refinery shutdown turnaround market has been more volatile than expected this year as several, but not all, planned refinery shutdowns for Energy Services have been postponed until 2016 to maximize capacity given strong market conditions.

Energy Services’ first half upstream results in the Central California region declined due to customer-driven cost reductions as a result of reduced maintenance and capital spending, which will likely continue for the remainder of the year. Energy Services operations in the Permian Basin are expected to break-even over the remainder of 2015 as a result of securing additional small capital construction projects and operating expense management compared to operating losses during the first half of the year. As a result of these conflicting market dynamics, backlog for Energy Services declined 9.7 percent to $224.0 million as of June 30, 2015 compared to June 30, 2014. Energy Services is expected to end 2015 with modest revenue growth due to the strength of the downstream segment; however, because of lower gross margins during the first half of the year and less work in the higher margin upstream market, there will likely be a decline in operating income compared to 2014. Current planned scheduled maintenance hours, turnaround activity, small capital construction projects and other services in the second half of 2015 offer the opportunity for gross margin improvement more in line with the 15% run rate achieved in 2014.

CONTRACT BACKLOG
(Unaudited, in millions)
The following table sets forth our consolidated backlog by segment (in millions):

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Infrastructure Solutions (1)	$362.9	$354.2	$337.5	$365.7
Corrosion Protection (2)	173.4	159.3	176.0	215.4
Energy Services (3)	224.0	238.2	244.5	248.1
Total backlog	$760.3	$751.7	$758.0	$829.2
_________________________________

(1)	June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014 included backlog from restructured entities of $3.3 million, $7.9 million, $3.7 million and $12.2 million, respectively.

(2)	June 30, 2014 included $34.0 million related to an onshore pipe coating project that was canceled in the third quarter of 2014.

(3)
Represents expected unrecognized revenues to be realized under long-term Master Service Agreements and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

Realignment and Restructuring Plan

On October 6, 2014, Aegion announced a restructuring plan (“2014 Restructuring”) to exit low-return CIPP contracting businesses and reduce the size and cost of the Company’s overhead structure to improve gross margins and profitability over the long term.

In 2014, pre-tax charges were $49.5 million ($36.2 million after-tax, or $0.95 per diluted share). During the first quarter of 2015, the Company recorded pre-tax charges of $3.5 million ($3.3 million after-tax), or $0.09 per diluted share, related to the loss on the sale of Insituform’s contracting business in France, severance, retention and other cash items related to the remaining affected contracting markets and the combination of Fyfe/Fibrwrap with Insituform.

A pre-tax charge of $5.7 million ($4.4 million after-tax), or $0.11 per diluted share, was recorded in the second quarter of 2015 to substantially complete the shutdown of contracting operations in Hong Kong, Singapore and Malaysia. Non-cash charges totaling $2.6 million were primarily associated with allowances for the risk of uncollectible receivables. Cash charges totaling $3.1 million consisted of employee severance, extension of benefits, employment assistance programs and other employment-related costs, as well as other restructuring costs.

The 2014 Restructuring was substantially completed in the second quarter of 2015, with approximately $2.0 million in trailing cash costs expected in the third quarter of 2015, which will result in total cash charges for the 2014 Restructuring at approximately $14.0 million, within our previously announced range.

The 2014 Restructuring is expected to generate annualized savings of approximately $11.0 million, or $0.20 per diluted share, on a GAAP basis. Pre-tax restructuring savings in the second quarter of 2015 were $2.5 million, or $0.05 per diluted share. For the six months ended June 30, 2015, pre-tax savings were $5.0 million, or $0.10 per diluted share, on track to achieve the high-end of the expected annual savings run rate.

Consolidated Highlights

Second Quarter 2015 versus Second Quarter 2014
(Non-GAAP; Excludes pre-tax charges for restructuring and acquisition-related expenses)

Consolidated revenues increased 4.4 percent to $337.1 million due to revenue growth in all three platforms. Infrastructure Solutions increased revenues by 1.2 percent to $149.1 million. Revenues for the North America water and wastewater business grew low single digits, while revenues for the international water and wastewater segment declined more than 20 percent, primarily as a result of exiting several international contracting markets. The Fyfe/Fibrwrap business increased revenues by 30 percent, primarily due to a large industrial project in North America and growth in Asia. Revenues for Corrosion Protection were $106.0 million, a 3.0 percent increase, as opportunities in the midstream market were partially offset by revenue declines in the upstream segment, especially in Canada for pipeline linings and coatings. Energy Services grew revenues 12.8 percent to $81.9 million on the strength of the West Coast refining downstream segment, which offset a revenue decline in the Central California upstream market, which was directly impacted by lower oil prices. Adverse foreign currency translation rates accounted for a $10.7 million decrease in consolidated revenues, which affected Infrastructure Solutions and Corrosion Protection, primarily in Canada and Europe.

Consolidated gross profit increased 1.5 percent to $73.0 million. Gross margins at Infrastructure Solutions expanded by 240 basis points to 26.8 percent due to strong execution in the water and wastewater business and Fyfe/Fibrwrap businesses in North America. Gross profit for Infrastructure Solutions increased 11.3 percent to $40.0 million. Corrosion Protection gross margins contracted by 370 basis points to 20.6 percent, resulting in a 12.6 percent decline in gross profit to $21.9 million. Three factors accounted for the decline in gross profit. First, the impact to revenues and margins from the dramatic drop in oil prices. Second, the absence of the large and high-margin Saudi Aramco Wasit project, completed in 2014. Third, lower than expected labor utilization rates for the cathodic protection business from a slower ramp-up of project activity in the quarter. The impact of low oil prices on the North America upstream segment accounted for the 140 basis point reduction in gross margins to 13.6 percent for Energy Services. Foreign currency translation adversely impacted Corrosion Protection and Infrastructure Solutions resulting in a $2.1 million decrease in consolidated gross profit.

Consolidated operating expense increased $2.1 million, or 4.1 percent, to $52.8 million. As a percent of revenues, the consolidated operating expense ratio was 15.7 percent, the same as in the second quarter of 2014. There are a number of factors driving the increase from the prior year. First, long-term equity compensation expense increased by $1.2 million primarily due to the reversal of compensation costs in the prior year quarter related to management changes. Second, an allowance for doubtful accounts of $0.6 million was recorded in the second quarter of 2015 related to certain long dated receivable in dispute with a customer in the Corrosion Protection segment. A favorable legal judgment was secured against the creditor but its financial ability to pay the full judgment amount is now in question. Third, severance-related costs of $0.7 million were incurred for recent organizational leadership changes in the Energy Services segment. Excluding the items above, consolidated operating expense decreased by $0.4 million, or 1.0 percent. This decrease was primarily driven by savings from the 2014 Restructuring, totaling $1.9 million, as certain under-performing European and Asia-Pacific locations were exited and overhead was decreased from integrating the North American Fyfe/Fibrwrap operations with the Insituform operations within the Infrastructure Solutions segment. Partially offsetting the decreases were increased sales expenses and administrative costs to support growth in certain operations within the Corrosion Protection and Energy Services segments and increased corporate related costs including information technology investments to better integrate the platforms.

Consolidated operating income declined 4.6 percent to $20.2 million as strong performance in the Infrastructure Solutions platform was offset by declines in Corrosion Protection and Energy Services. Operating income for Infrastructure Solutions grew 38.1 percent to $17.8 million. Again, strong performance for the North America water and wastewater business, a $3.9 million increase in operating income from Fyfe/Fibrwrap, benefits from the 2014 Restructuring and ongoing cost containment efforts accounted the favorable result. The challenges in the upstream segment were the primary factor for the reduction in operating income for Corrosion Protection and Energy Services. Operating income declined $4.5 million to $0.9 million for Corrosion Protection and declined $1.3 million to $1.5 million for Energy Services. Foreign currency translation reduced operating income by $0.8 million affecting Corrosion Protection and Infrastructure Solutions.

Cash Flow

Net cash flow provided by continuing operations was $58.4 million in the first six months of 2015 compared to $19.0 million provided in prior year period. Net changes in working capital was a $19.5 million source of cash compared to a $26.6 million use of cash in the prior year period. There was an increase in future vendor payments from strong business volume, while receivables were down significantly as a result of a concerted effort to increase cash collections. Days sales outstanding on receivables decreased by more than 15 days from the prior year. Additionally, during the first half of 2015, we received several large deposits on pipe coating projects, which accounted for a portion of the decrease in days sales outstanding.

Net cash flow used by investing activities was $19.4 million in the first six months of 2015, compared to $5.6 million used in the same period in 2014. The Company used $6.9 million, net of cash acquired, for the acquisition of Schultz Mechanical Contractors, Inc. earlier this year. Capital expenditures were $12.1 million in the first six months of 2015 compared to $13.8 million in the prior year period. In the first quarter of 2014, the Company received proceeds of $9.1 million for the sale of the Company’s 49% ownership interest in Bayou Coating, L.L.C. following the majority partner’s exercise of its buy-out right.

Net cash flows from financing activities used $34.6 million in the first six months of 2015 compared to $25.2 million used in the prior year period. During the first half of 2015, the Company used $21.9 million to repurchase approximately 1.1 million shares of common stock through open market purchases and to repurchase shares in connection with the Company’s equity compensation programs. The Company also made $13.1 million in scheduled principal payments on its long-term debt during the first six months of 2015.

Net cash flow for the first six months of 2015 was an outflow of $1.9 million, which included a $6.4 million negative impact from currency exchange rate changes. This compares to an outflow of $11.9 million in the first half of 2014.

About Aegion

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Aegion’s business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 2, 2015, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

About Non-GAAP Financial Measures

Aegion has presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The non-GAAP earnings per share in the quarter and first six months of 2015 exclude certain charges related to the 2014 Restructuring and acquisition-related expenses. The non-GAAP earnings per share in the quarter and first six months of 2014 exclude the loss on sale of the 49 percent interest in Bayou Coating, L.L.C., losses from discontinued operations and acquisition-related expenses. Aegion management uses such non-GAAP information internally to evaluate financial performance for Aegion’s operations because Aegion’s management believes such non-GAAP information allows management to more accurately compare Aegion’s ongoing performance across periods. As such, Aegion’s management believes that providing non-GAAP financial information to Aegion’s investors is useful because it allows investors to evaluate Aegion’s performance using the same methodology and information used by Aegion management.

Aegion®, the Aegion® logo, Insituform®, Fibrwrap®, Fyfe® and Brinderson® are registered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Executive Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$337,096	$322,868	$646,262	$629,102
Cost of revenues	265,043	250,950	515,019	496,121
Gross profit	72,053	71,918	131,243	132,981
Operating expenses	57,326	50,760	106,410	102,689
Acquisition-related expenses	—	539	323	539
Restructuring charges	204	—	862	—
Operating income	14,523	20,619	23,648	29,753
Other income (expense):
Interest expense	(2,989)	(3,320)	(6,221)	(6,435)
Interest income	78	125	204	377
Other	778	(687)	(2,001)	(1,463)
Total other expense	(2,133)	(3,882)	(8,018)	(7,521)
Income before taxes on income	12,390	16,737	15,630	22,232
Taxes on income	3,542	3,961	5,410	5,573
Income before equity in earnings of affiliated companies	8,848	12,776	10,220	16,659
Equity in earnings of affiliated companies	—	—	—	677
Income from continuing operations	8,848	12,776	10,220	17,336
Loss from discontinued operations	—	(364)	—	(496)
Net income	8,848	12,412	10,220	16,840
Non-controlling interests	(164)	(26)	(177)	(57)
Net income attributable to Aegion Corporation	$8,684	$12,386	$10,043	$16,783

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.24	$0.34	$0.27	$0.46
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.24	$0.33	$0.27	$0.45
Diluted:
Income from continuing operations	$0.24	$0.33	$0.27	$0.45
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.24	$0.32	$0.27	$0.44

Weighted average shares outstanding - Basic	36,468,374	37,893,170	36,886,777	37,928,548
Weighted average shares outstanding - Diluted	36,783,171	38,250,198	37,153,171	38,306,647

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended June 30, 2015

	As Reported (GAAP)	Restructuring-Related Charges (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$265,043	$(968)	$264,075
Gross profit	72,053	968	73,021
Operating expenses	57,326	(4,500)	52,826
Restructuring charges	204	(204)	—
Operating income	14,523	5,672	20,195
Other income (expense):
Interest expense	(2,989)	42	(2,947)
Other	778	(20)	758
Income before taxes on income	12,390	5,694	18,084
Taxes on income	3,542	1,327	4,869

Income from continuing operations attributable to Aegion Corporation (2)	8,684	4,367	13,051

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (2)	$0.24	$0.11	$0.35
_________________________________

(1)
Includes the following non-GAAP adjustments: (i) pre-tax restructuring charges for cost of revenues of $968 related to the write-off of certain other assets; (ii) pre-tax restructuring charges for operating expenses of $4,500 related to reserves for potentially uncollectable receivables, early lease termination costs, and other restructuring charges; (iii) pre-tax restructuring charges of $204 related to severance and benefit related costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations; and (iv) charges of $22 related to the write-off of certain other assets.

(2)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended June 30, 2014

	As Reported (GAAP)	Acquisition-Related Expenses (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Acquisition-related expenses	$539	$(539)	$—
Operating income	20,619	539	21,158
Income before taxes on income	16,737	539	17,276
Taxes on income	3,961	208	4,169

Income from continuing operations attributable to Aegion Corporation (2)	12,750	331	13,081

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (2)	$0.33	$0.01	$0.34
_________________________________

(1)
Includes the following non-GAAP adjustments: (i) expenses incurred in connection with the 2013 acquisition of Brinderson, L.P.; and (ii) other potential acquisition activity pursued by the Company during the period.

(2)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Six Months Ended June 30, 2015

	As Reported (GAAP)	Restructuring-Related Charges (1)	Acquisition-Related Expenses (2)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$515,019	$(982)	$—	$514,037
Gross profit	131,243	982	—	132,225
Operating expenses	106,410	(4,632)	—	101,778
Acquisition-related expenses	323	—	(323)	—
Restructuring charges	862	(862)	—	—
Operating income	23,648	6,476	323	30,447
Other income (expense):
Interest expense	(6,221)	84	—	(6,137)
Other	(2,001)	2,672	—	671
Income before taxes on income	15,630	9,232	323	25,185
Taxes on income	5,410	1,592	128	7,130

Income from continuing operations attributable to Aegion Corporation (3)	10,043	7,640	195	17,878

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (3)	$0.27	$0.21	$—	$0.48
_________________________________

(1)
Includes the following non-GAAP adjustments: (i) pre-tax restructuring charges for cost of revenues of $982 related to the write-off of certain other assets; (ii) pre-tax restructuring charges for operating expenses of $4,632 related to reserves for potentially uncollectable receivables, early lease termination costs, and other restructuring charges; (iii) pre-tax restructuring charges of $862 related to severance and benefit related costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations; and (iv) charges of $2,756 related to the write-off of certain other assets, including the loss on the sale of the CIPP contracting operation in France.

(2)	Includes non-GAAP adjustments related to expenses incurred in connection with the Company’s acquisition of Schultz Mechanical Contractors, Inc. during the period.

(3)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Six Months Ended June 30, 2014

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Loss on Sale of Bayou Coating (2)	As Adjusted (Non-GAAP)
Affected Line Items:
Acquisition-related expenses	$539	$(539)	$—	$—
Operating income	29,753	539	—	30,292
Other income (expense):
Other	(1,463)	—	472	(991)
Income before taxes on income	22,232	539	472	23,243
Taxes on income	5,573	208	194	5,975

Income from continuing operations attributable to Aegion Corporation (3)	17,279	331	278	17,888

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (3)	$0.45	$0.01	$0.01	$0.47
_________________________________

(1)
Includes the following non-GAAP adjustments: (i) expenses incurred in connection with the 2013 acquisition of Brinderson, L.P.; and (ii) other potential acquisition activity pursued by the Company during the period.

(2)
Includes non-GAAP adjustments related to a loss on the sale of the Company’s 49 percent interest in Bayou Coating, L.L.C. The difference between the Company’s recorded gross equity in earnings of affiliated companies of approximately $1,200 and the final equity distribution settlement of $700 resulted in a loss of approximately $500.

(3)	Includes non-controlling interests and equity in earnings of affiliated companies.

Segment Reporting
Infrastructure Solutions

(in thousands)	Quarter Ended June 30, 2015			Quarter Ended June 30, 2014
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$149,091	$—	$149,091	$147,260	$—	$147,260
Cost of revenues	110,060	(968)	109,092	111,309	—	111,309
Gross profit	39,031	968	39,999	35,951	—	35,951
Gross profit margin	26.2%		26.8%	24.4%		24.4%
Operating expenses	26,712	(4,500)	22,212	23,075	—	23,075
Restructuring charges	204	(204)	—	—	—	—
Operating income	12,115	5,672	17,787	12,876	—	12,876
Operating margin	8.1%		11.9%	8.7%		8.7%
_________________________________

(1)
Includes non-GAAP adjustments related to pre-tax restructuring charges associated with bad debt expenses, early lease termination costs, severance and benefit related costs, and other restructuring charges.

Corrosion Protection

(in thousands)	Quarter Ended June 30, 2015			Quarter Ended June 30, 2014
	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)

Revenues	$106,022	$—	$106,022	$102,923	$—	$102,923
Cost of revenues	84,135	—	84,135	77,889	—	77,889
Gross profit	21,887	—	21,887	25,034	—	25,034
Gross profit margin	20.6%		20.6%	24.3%		24.3%
Operating expenses	20,951	—	20,951	19,560	—	19,560
Acquisition-related expenses	—	—	—	197	(197)	—
Operating income	936	—	936	5,277	197	5,474
Operating margin	0.9%		0.9%	5.1%		5.3%
_________________________________

(1)	Includes non-GAAP adjustments related to expenses incurred in conjunction with potential acquisition activity pursued by the Company during the period.
Energy Services

(in thousands)	Quarter Ended June 30, 2015			Quarter Ended June 30, 2014
	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)

Revenues	$81,983	$—	$81,983	$72,685	$—	$72,685
Cost of revenues	70,848	—	70,848	61,752	—	61,752
Gross profit	11,135	—	11,135	10,933	—	10,933
Gross profit margin	13.6%		13.6%	15.0%		15.0%
Operating expenses	9,663	—	9,663	8,125	—	8,125
Acquisition-related expenses	—	—	—	342	(342)	—
Operating income	1,472	—	1,472	2,466	342	2,808
Operating margin	1.8%		1.8%	3.4%		3.9%
_________________________________

(1)	Includes non-GAAP adjustments related to expenses incurred in conjunction with the Company’s acquisition of Brinderson, L.P. during the period.

Infrastructure Solutions

(in thousands)	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$271,564	$—	$271,564	$269,584	$—	$269,584
Cost of revenues	203,918	(982)	202,936	208,079	—	208,079
Gross profit	67,646	982	68,628	61,505	—	61,505
Gross profit margin	24.9%		25.3%	22.8%		22.8%
Operating expenses	47,337	(4,632)	42,705	47,171	—	47,171
Restructuring charges	862	(862)	—	—	—	—
Operating income	19,447	6,476	25,923	14,334	—	14,334
Operating margin	7.2%		9.5%	5.3%		5.3%
_________________________________

(1)
Includes non-GAAP adjustments related to pre-tax restructuring charges associated with reserves for potentially uncollectable receivables, early lease termination costs, severance and benefit related costs, and other restructuring charges.

Corrosion Protection

(in thousands)	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)

Revenues	$207,765	$—	$207,765	$210,931	$—	$210,931
Cost of revenues	165,049	—	165,049	161,756	—	161,756
Gross profit	42,716	—	42,716	49,175	—	49,175
Gross profit margin	20.6%		20.6%	23.3%		23.3%
Operating expenses	41,280	—	41,280	40,010	—	40,010
Acquisition-related expenses	—	—	—	197	(197)	—
Operating income	1,436	—	1,436	8,968	197	9,165
Operating margin	0.7%		0.7%	4.3%		4.3%
_________________________________

(1)	Includes non-GAAP adjustments related to expenses incurred in conjunction with potential acquisition activity pursued by the Company during the period.
Energy Services

(in thousands)	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$166,933	$—	$166,933	$148,587	$—	$148,587
Cost of revenues	146,052	—	146,052	126,286	—	126,286
Gross profit	20,881	—	20,881	22,301	—	22,301
Gross profit margin	12.5%		12.5%	15.0%		15.0%
Operating expenses	17,793	—	17,793	15,508	—	15,508
Acquisition-related expenses	323	(323)	—	342	(342)	—
Operating income	2,765	323	3,088	6,451	342	6,793
Operating margin	1.7%		1.8%	4.3%		4.6%
_________________________________

(1)	Includes non-GAAP adjustments related to expenses incurred in conjunction with the Company’s acquisition of Schultz Mechanical Contractors, Inc. during the period.

(2)	Includes non-GAAP adjustments related to expenses incurred in conjunction with the Company’s acquisition of Brinderson, L.P. during the period.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$173,072	$174,965
Restricted cash	3,175	2,075
Receivables, net of allowances of $18,484 and $19,307, respectively	216,490	227,481
Retainage	36,592	38,318
Costs and estimated earnings in excess of billings	103,384	94,045
Inventories	56,974	59,192
Prepaid expenses and other current assets	40,643	42,046
Total current assets	630,330	638,122
Property, plant & equipment, less accumulated depreciation	162,592	168,213
Other assets
Goodwill	294,492	293,023
Identified intangible assets, less accumulated amortization	180,482	182,273
Deferred income tax assets	3,029	3,334
Other assets	9,913	10,708
Total other assets	487,916	489,338
Total Assets	$1,280,838	$1,295,673

Liabilities and Equity
Current liabilities
Accounts payable	$90,380	$83,285
Accrued expenses	105,912	111,617
Billings in excess of costs and estimated earnings	63,406	43,022
Current maturities of long-term debt and line of credit	26,399	26,399
Total current liabilities	286,097	264,323
Long-term debt, less current maturities	336,812	351,076
Deferred income tax liabilities	24,287	22,913
Other non-current liabilities	12,655	12,276
Total liabilities	659,851	650,588

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 36,227,841 and 37,360,515, respectively	362	374
Additional paid-in capital	201,078	217,289
Retained earnings	443,684	433,641
Accumulated other comprehensive loss	(41,450)	(24,669)
Total stockholders’ equity	603,674	626,635
Non-controlling interests	17,313	18,450
Total equity	620,987	645,085
Total Liabilities and Equity	$1,280,838	$1,295,673

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$10,220	$16,840
Loss from discontinued operations	—	496
	10,220	17,336
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	21,097	21,894
Gain on sale of fixed assets	(970)	(8)
Equity-based compensation expense	4,582	3,120
Deferred income taxes	2,001	(434)
Equity in earnings of affiliated companies	—	(677)
Non-cash restructuring charges	1,212	—
Loss on sale of Video Injection - Insituform SAS	2,864	—
Loss on sale of interests in Bayou Coating, LLC	—	472
Loss on foreign currency transactions	424	134
Other	(1,391)	2,243
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash related to operating activities	(1,128)	(92)
Return on equity of affiliated companies	—	684
Receivables net, retainage and costs and estimated earnings in excess of billings	(6,410)	(26,771)
Inventories	1,377	(1,605)
Prepaid expenses and other assets	(221)	(345)
Accounts payable and accrued expenses	3,702	(765)
Billings in excess of costs and estimated earnings	21,021	2,855
Other operating	49	984
Net cash provided by operating activities of continuing operations	58,429	19,025
Net cash used in operating activities of discontinued operations	—	(90)
Net cash provided by operating activities	58,429	18,935

Cash flows from investing activities:
Capital expenditures	(12,087)	(13,784)
Proceeds from sale of fixed assets	1,186	829
Patent expenditures	(1,576)	(1,730)
Purchase of Schultz Mechanical Contractors, Inc.	(6,878)	—
Proceeds from sale of interests in Bayou Coating, L.L.C.	—	9,065
Fyfe Asia final working capital settlements, net	(5)	—
Net cash used in investing activities of continuing operations	(19,360)	(5,620)
Net cash provided by investing activities of discontinued operations	—	90
Net cash used in investing activities	(19,360)	(5,530)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	1,299	5,013
Repurchase of common stock	(21,926)	(20,661)
Purchase of non-controlling interest	—	(617)
Proceeds on notes payable	1,505	—
Principal payments on notes payable	(1,875)	—
Proceeds from line of credit	26,000	—
Principal payments on long-term debt	(39,593)	(8,915)
Net cash used in financing activities	(34,590)	(25,180)
Effect of exchange rate changes on cash	(6,372)	(124)
Net decrease in cash and cash equivalents for the period	(1,893)	(11,899)
Cash and cash equivalents, beginning of year	174,965	158,045
Cash and cash equivalents, end of period	$173,072	$146,146